Exhibit 4.2

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

dated as of May 7, 2019

by and among

ATHENEX, INC.,

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

VENBIO SELECT FUND LLC

ORBIMED PARTNERS MASTER FUND LIMITED

and

THE BIOTECH GROWTH TRUST PLC

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2019 by and among (i) Athenex, Inc., a Delaware corporation (the “Company”), and (ii) Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands exempted company, venBio Select Fund LLC, a Delaware limited liability company, OrbiMed Partners Master Fund Limited, a Bermuda exempted company, and The Biotech Growth Trust PLC, a a United Kingdom investment trust (each, an “Investor” and, together, the “Investors”).

RECITALS

WHEREAS, the Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of common stock, par value US$0.001 per share (the “Common Stock”) of the Company, on the terms and conditions set forth in the Share Purchase Agreement dated as of May 3, 2019 between the Company and the Investors (the “Share Purchase Agreement”); and

WHEREAS, it is a condition to the Closing that the parties hereto enter into this Agreement to set forth certain rights and obligations of the parties hereto in connection with the transactions contemplated under the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (ii) in the case of a Shareholder, shall include (A) any Person who holds shares as a nominee for such Shareholder, (B) any shareholder of such Shareholder, (C) any Person which has a direct and indirect interest in such Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof; (D) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Shareholder or its fund manager, (E) the relatives of any individual referred to in (B) above, and (F) any trust controlled by or held for the benefit of such individuals. For the purpose of this definition, “control” (and correlative terms) shall mean the direct or indirect power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person, provided that the direct or indirect ownership of twenty-five percent (25%) or more of the voting power of a Person is deemed to constitute control of that Person;

“Agreement” has the meaning set forth in the Preamble;

“Articles” means the Company’s Certificate of Incorporation, as amended from time to time;

“beneficial ownership” or “beneficially own” or similar term means beneficial ownership as defined under Rule 13d-3 under the Exchange Act;

“Board” and “Board of Directors” means the Board of Directors of the Company;

“Business Day” has the meaning as defined in the Articles;

“Claim Notice” has the meaning set forth in Section 2.9(c);

“Closing” means the closing of the transactions contemplated under the Share Purchase Agreement, being the date hereof;

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or other governmental agency administering the securities laws in the jurisdiction in which the Company’s securities are registered or being registered;

“Common Stock” has the meaning set forth in the Recitals;

“Company” has the meaning set forth in the Preamble;

“Confidential Information” has the meaning set forth in Section 3.1;

“Director(s)” means the director(s) of the Company;

“Email” has the meaning set forth in Section 3.3;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Form S-3” has the meaning set forth in Section 2.4(a);

“Group Company” means the Company’s material subsidiaries, material consolidated affiliated entities and their material subsidiaries and “Group Companies” shall mean all of them;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor” and “Investors” have the meaning set forth in the Preamble;

“Nasdaq” means the Nasdaq Global Select Market;

“Perceptive” means Perceptive Life Sciences Master Fund, Ltd., a Cayman Islands exempted company, which is an Investor.

“Permitted Transferee” has the meaning set forth in Section 3.8;

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“register,” “registered” and “registration” means (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the applicable securities laws of such other jurisdiction;

“Registrable Securities” means (i) the Subject Shares, and (ii) shares of the Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the Subject Shares, directly, or indirectly, whether by merger, amendment to Articles, stock split, dividend, recapitalization, or otherwise. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144, or in a registered offering, or otherwise;

“Registration Expenses” means all expenses incurred by the Company in complying with Section 2.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one counsel for the Investor (which fees and disbursements of counsel shall be subject to an aggregate cap of US$35,000), and any fee charged by any depositary bank, transfer agent or share registrar, but excluding Selling Expenses. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to Section 2 notwithstanding the cancellation or delay of the registration proceeding for any reason;

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.2 hereof;

“Rule 144” has the meaning set forth in Section 2.3;

“Securities” means any share of the Common Stock or any equity interest of, or shares of any class in the share capital (common, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the United States Securities Act of 1933 as amended from time to time, also referred to herein as the “Act”;

“Selling Expenses” means all underwriting discounts and selling commissions;

“Share Purchase Agreement” has the meaning set forth in the Recitals;

“Shareholder” or “Shareholders” means Persons who hold the shares of the Common Stock from time to time;

“Subject Shares” means the shares of the Common Stock issued to the Investors at the Closing; provided, however, that for the avoidance of doubt, the term “Subject Shares” does not include any shares of Common Stock sold to Perceptive pursuant to a Share Purchase Agreement dated as of June 29, 2018 between the Company and Perceptive, which are subject to a Registration Rights Agreement, dated as of July 3, 2018, between the Company and Perceptive;

“Transaction Documents” means this Agreement, the Share Purchase Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto in connection with the transactions contemplated hereby or thereby;

“Violation” has the meaning set forth in Section 2.9(a); and

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(f) references to a Person are also to its successors and permitted assigns.

ARTICLE II

TRANSFER RESTRICTIONS; REGISTRATION RIGHTS

Section 2.1 Transfer Restrictions

The Restricted Securities (including the Subject Shares) shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to, inter alia, ensure compliance with the provisions of applicable securities laws. Each Investor will cause any proposed purchaser, assignee, transferee or pledgee of any such shares held by such holder to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

Section 2.2 Restrictive Legend; Execution by the Company.

(a) Each certificate (if any) representing the Subject Shares, and any replacement securities issued in respect of the Subject Shares, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable federal, state, local or non-United States law):

(i) “THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

(ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REGISTRATION RIGHTS AGREEMENT, DATED MAY 7, 2019 AND THE SHARE PURCHASE AGREEMENT, DATED MAY 3, 2019, ENTERED INTO BY THE HOLDER OF THESE SHARES AND THE COMPANY. COPIES OF SUCH AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THESE RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENTS AS APPLICABLE.”

(b) The Investors consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.2.

(c) The Company agrees that it will cause the certificates evidencing the shares of the Common Stock to bear the legend required by this Section 2.2, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of the Common Stock containing such legend upon written request from such holder to the Company at its principal office. The parties hereto do hereby agree that the failure to cause the certificates evidencing the appropriate shares of the Common Stock to bear the legend required by this Section 2.2 and/or failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 2.2 shall not affect the validity or enforcement of this Agreement.

Section 2.3 Notice of Proposed Transfers.

The holder of each certificate representing the Subject Shares by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed sale, assignment, transfer or pledge of any Subject Shares (other than (a) a transfer not involving a change in beneficial ownership, (b) in transactions involving the distribution without consideration of the Subject Shares by the holder to any of its partners, members, or retired partners or members, or to the estate of any of its partners or members or retired partners or members, (c) in transactions in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”), (d) transfers by members that are entities to affiliated entities or funds (United States based or non-United States based), and (e) transfers to the Company by any holder of the Subject Shares pursuant to the Company’s repurchase option set forth in any agreement entered into as of or after the date hereof if such agreement is approved by a majority of the Board), each Investor shall give written notice to the Company of such Investor’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and if reasonably requested by the Company, shall be accompanied, at such holder’s expense, by either (a) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Subject Shares may be effected without registration under the Securities Act, or (b) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Subject Shares shall be entitled to transfer such Subject Shares in accordance with the terms of the notice delivered by the holder to the Company. For the avoidance of doubt, it shall not be reasonable for the Company to request that a notice be accompanied by any such opinion or “no action” letter if, among other things, both the transferor and the transferee have certified in writing that each of them is not a U.S. Person (as defined under Rule 902 of Regulation S promulgated under the Securities Act). Notwithstanding any of the foregoing exceptions to the notice requirements, all transferees shall be bound by the obligations of the transferor in this Agreement. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in Section 2.2 above, except that such certificate shall not bear such restrictive legends if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

Section 2.4 Registration.

(a) Promptly following the date of the Closing (the “Closing Date”) but no later than ninety (90) days after the Closing Date (the “Filing Deadline”), the Company shall prepare and file with the Commission one registration statement on Form S-3 (or, if Form S-3 is not then available to the Company, on Form S-1) (the “Registration Statement”) covering the resale of the Registrable Securities. Subject to any Commission comments, such Registration Statement shall include the plan of distribution attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in the Registration Statement without such Investor’s prior written consent. Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Investors. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to the Investors and their respective counsel for reasonable advance comment prior to its filing or other submission.

(b) Expenses. The Company shall pay all Registration Expenses incurred in connection with each registration requested pursuant to this Section 2.4. Each Investor shall bear its proportionate share (based upon the total number of shares sold in such registration other than for the account of the Company) of any Selling Expenses incurred in connection with such registration of securities.

(c) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Investors a certificate signed by the CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company may not utilize this right more than once; provided, further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

Section 2.5 Effectiveness

(a) The Company shall use best efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. If (A) a Registration Statement covering the Registrable Securities is not declared effective by the Commission prior to the earlier of (i) five (5) Business Days after the Commission shall have informed the Company that no review of the Registration Statement will be made or that the Commission has no further comments on the Registration Statement or (ii) the 120th day after the Closing Date (the 150th day if the Commission reviews the Registration Statement), or (B) after a Registration Statement has been declared effective by the Commission (the “Effectiveness Deadline”), sales cannot be made continuously pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement) (each such event, a “Default”). In the event that a Default occurs then, in addition to any other rights the Investors may have hereunder or under applicable law, on the first day of the occurrence of the Default, and on the same day of each succeeding month (if the applicable Default shall not have been cured by such date) until the applicable Default is cured, the Company shall pay to each Investor an amount in cash, as liquidated damages and not as a penalty (“Liquidated Damages”), equal to 1.0% of the aggregate purchase price paid by such Investor pursuant to the Share Purchase Agreement for any Registrable

Securities held by such Investor on the date of the Default and the same day of each succeeding month. The parties agree that in no event shall the aggregate amount of Liquidated Damages payable to the Investors exceed, in the aggregate, twenty-five percent (25%) of the aggregate purchase price paid by the Investors pursuant to the Share Purchase Agreement. If the Company fails to pay any Liquidated Damages pursuant to this Section 2.5(a) in full within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of 1.5% per month (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investors, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Default, except in the case of the first occurrence of the Default. The Effectiveness Deadline for a Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of any Investor to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by the Investors).

(b) Rule 415; Cutback If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act or requires any Investor to be named as an “underwriter”, the Company shall use its commercially reasonable best efforts to persuade the Commission that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that no Investor is an “underwriter”. The Investors shall have the right to participate or have their counsel participate in any meetings or discussions with the Commission regarding the Commission’s position and to comment or have their counsel comment on any written submission made to the Commission with respect thereto. No such written submission shall be made to the Commission to which the Investors’ counsel reasonably objects. In the event that, despite the Company’s best efforts and compliance with the terms of this Section 2.5(b), the Commission refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “Commission Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor. If and to the extent permitted by the Commission, the Cut-Back Shares shall be allocated among the Investors on a pro rata basis, in proportion to their respective Registrable Securities. No Liquidated Damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any Commission Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 2 (including the Liquidated Damages provisions) shall again be applicable to such Cut Back Shares; provided, however, that (i) the Filing Deadline for the Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date, and (ii) the date by which the Company is required to obtain effectiveness with respect to such Cut Back Shares shall be the 90th day immediately after the Restriction Termination Date. For the avoidance of doubt, for purposes of this Section 2.5(b), the term “best efforts” shall not require the Company to institute or maintain any action, suit or proceeding against the Commission or any member of the Staff of the Commission.

Section 2.6 Rights to Piggyback Registration

(a) If at any time following the date of this Agreement that any Registrable Securities remain outstanding (A) there is not one or more effective Registration Statements covering all of the Registrable Securities and (B) the Company proposes for any reason to register any shares of Common Stock under the 1933 Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form)) with respect to an offering of Common Stock by the Company for its own account or for the account of any of its stockholders, it shall at each such time promptly give written notice to the holders of the Registrable Securities of its intention to do so (but in no event less than thirty (30) days before the anticipated filing date) and, to the extent permitted under the provisions of Rule 415 under the 1933 Act, include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after receipt of the Company’s notice (a “Piggyback Registration”). Such notice shall offer the holders of the Registrable Securities the opportunity to register such number of shares of Registrable Securities as each such holder may request and shall indicate the intended method of distribution of such Registrable Securities.

(a) Notwithstanding the foregoing, (A) if such registration involves an underwritten public offering, the Investors must sell their Registrable Securities to, if applicable, the underwriter(s) at the same price and subject to the same underwriting discounts and commissions that apply to the other securities sold in such offering (it being acknowledged that the Company shall be responsible for other expenses as set forth in Section 2.4(b)) and subject to the Investors entering into customary underwriting documentation for selling stockholders in an underwritten public offering, and (B) if, at any time after giving written notice of its intention to register any Registrable Securities pursuant to Section 2.6(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to cause such registration statement to become effective under the 1933 Act, the Company shall deliver written notice to the Investors and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration; provided, however, that nothing contained in this Section 2.6(b) shall limit the Company’s liabilities and/or obligations under this Agreement, including, without limitation, the obligation to pay liquidated damages under Section 2.5. If the managing underwriter(s) for the underwritten public offering advise the Company that the number of shares proposed to be included in the offering exceeds the number that can reasonably be sold in the offering, then the shares to be included in such offering shall be allocated, first, to the account of the Company, in the event that the public offering relates to a primary offering by or on behalf of the Company, or, if the offering is being made pursuant to a demand registration rights granted to one or more holders of Common Stock, such holders, second, to the Investors (proportionally), and third, to any other holder of Common Stock having the right to include its shares in such offering.

Section 2.7 Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall keep the Investors advised in writing as to the initiation of such registration and as to the completion thereof, and shall, at its expense promptly:

(a) Registration Statement. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one hundred and twenty (120) days or until the Investors have completed the distribution described in the Registration Statement relating thereto, whichever occurs first.

(b) Amendments and Supplements. Prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act or other applicable securities laws with respect to the disposition of all securities covered by such registration statement.

(c) Registration Statements and Prospectuses. Furnish to the Investors such number of copies of Registration Statements and Prospectuses, including a preliminary prospectus, in conformity with the requirements of the Securities Act or other applicable securities laws, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Investors, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Notification. Notify the Investors at any time when a prospectus relating to its Registrable Securities is required to be delivered under the Securities Act or other applicable securities laws of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(f) Listing on Securities Exchange(s). Cause all such Registrable Securities registered pursuant hereto to be listed on the Nasdaq, or such other internationally recognized exchange, for long as the Company’s securities are listed on such exchange.

Section 2.8 Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.4 with respect to the Registrable Securities of the Investors, that the Investors shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably requested in writing by the Company to timely effect the registration of its Registrable Securities.

Section 2.9 Indemnification.

The following indemnification provisions shall apply in the event any Registrable Securities are included in a registration statement under Section 2.4:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Investor, and the partners, officers, directors, employees, trustees and legal counsel of each Investor and each Person, if any, who controls an Investor within the meaning of Section 15 of the Securities Act against any expenses, losses, claims, damages, or liabilities (joint or several) (or actions in respect thereof) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, offering circular, preliminary prospectus, final prospectus or other document, or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

(iii) any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state or foreign securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable securities law in connection with the offering covered by such registration statement; and the Company will reimburse the Investors, and their respective partners, officers, directors, employees, legal counsel or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Investors, underwriter or controlling Person of Investor.

(b) By Investors. To the extent permitted by law, each Investor will indemnify and hold harmless the Company and the partners, officers, directors, employees, trustees and legal counsel of the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and any other Shareholder selling securities under such registration statement or any of such other Shareholder’s partners, directors, officers, employees, trustees and legal counsel of such Shareholder and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act, against any expenses, losses, claims, damages or liabilities (joint or several) (or actions in respect thereof) to which the Company or any such director, officer, employee, trustee, legal counsel, controlling Person or other such Shareholder, partner or director, officer, employee or controlling Person of such other Shareholder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor to the Company expressly for inclusion in the Registration Statement or Prospectus or amendment or supplement thereto, which constituted by the Investor an untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading: and such Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, controlling Person or other Shareholder, partner, officer, employee, director or controlling Person of such other Shareholder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld; and provided, further that the total amounts payable in indemnity by such Investor under this Section 2.9(b) plus any amount under Section 2.9(e) in respect of any Violation shall not exceed the net proceeds received by such Investor in the registered offering out of which such Violation arises. For the avoidance of doubt, the Investors indemnification obligations pursuant to this Section are several and not joint.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any claim or action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and the Investors are subject to the condition that, insofar as they relate to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus or free writing prospectus on file with the Commission at the time the registration statement becomes effective, such indemnity agreement shall not inure to the benefit of any Person if an amended prospectus is filed with the Commission and delivered pursuant to the Securities Act at or prior to the time of sale (including, without limitation, a contract of sale, and as further contemplated by Rule 159 promulgated under the Securities Act) to the Person asserting the loss, liability, claim or damage.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) an Investor exercising rights under this Agreement, or any controlling Person of any Investor, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any Investor or any such controlling Person in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the Company and the Investors will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that each Investor is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and any other selling Shareholders are responsible for the remaining portion; provided, however, that, in any such case: (A) no Investor will be required to contribute any amount in excess of the net proceeds received by such Investor from the public offering price of all such Registrable Securities offered and sold by such Investor pursuant to such registration statement; and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of the Company and the Investors under this Section 2.9 shall survive until the fifth (5th) anniversary of the completion of any offering of Registrable Securities pursuant to a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Section 2.10 Rule 144 Reporting.

With a view to making available to the Investors the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company; and

(c) So long as an Investor owns any Restricted Securities, furnish to such Investor forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual, interim, quarterly or other report of the Company, and (iii) such other reports and documents as such Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Confidentiality. Each party hereto hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to, hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c) independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”). In the event that a party hereto is requested or required by law, governmental authority, rules of stock exchanges, or other applicable judicial or governmental order to disclose any Confidential Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, notify the other party prior to making any such disclosure by providing the other party with the text of the disclosure requirement and draft disclosure at least 24 hours prior to making any such disclosure, and, if requested by another party, assist such other party to limit or minimize such disclosure.

Section 3.2 Termination. Unless expressly provided otherwise herein, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect, upon the earliest of: (a) a written agreement to that effect, signed by all parties hereto, and (b) the date following the Closing on which the Investors no longer hold any shares of the Common Stock of the Company; provided that, notwithstanding the foregoing, Article II shall survive any termination of this Agreement until the specific provisions thereof terminate in accordance with their express terms.

Section 3.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission (“Email”), so long as a receipt of such Email is requested and received) and shall be given:

If to the Company:

Athenex, Inc.

Conventus Building

1001 Main Street, Suite 600

Buffalo, NY 14203 Attn: Teresa Bair, Vice President, Legal Affairs & Corporate Development

Email: tbair@athenex.com

Facsimile: 716-800-6818

with a copy to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Attn: Alexander R. McClean

Facsimile: 585-232-6500

E-mail: amcclean@hselaw.com

If to any Investor, to its address set forth on Schedule 3.3.

A party may change or supplement the addresses given above, or designate additional addresses, for the purposes of this Section 3.3 by giving the other parties written notice of the new address in the manner set forth above.

Section 3.4 Entire Agreement. This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement and the other Transaction Documents.

Section 3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles.

Section 3.6 Dispute Resolution. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 3.8 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Company and the Investors hereunder shall inure to the benefit of, and be binding upon, their respective successors and permitted assigns and legal representatives, but shall not otherwise be for the benefit of any third party. Notwithstanding anything to the contrary, without the prior written consent of the Company, no Investor may assign any of its rights under this Agreement except to an Affiliate of such Investor (a “Permitted Transferee”), provided, however, that no Permitted Transferee or any other person may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and any such transferee shall execute and deliver to the Company and such Investor a Deed of Adherence (in the same form and substance as set out in Exhibit B hereto), subject to the terms and conditions hereof.

Section 3.9 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 3.10 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 3.11 Aggregation of Shares. All Securities held or acquired by an Investor and/or its Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights of such Investor under this Agreement.

Section 3.12 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 3.13 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 3.13 shall be binding upon the parties hereof and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 3.14 Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and agree on any press release or public statement with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and the ongoing business relationship among the parties. The parties hereto will not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ATHENEX, INC.

By:	/s/ Johnson Y.N. Lau
Name:	Johnson Y.N. Lau
Title:	Chief Executive Officer and
Board Chairman

[signature page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

By:	/s/ James H. Mannix
Name:	James H. Mannix
Title:	Chief Operating Officer

VENBIO SELECT FUND LLC

By:	/s/ Scott Epstein
Name:	Scott Epstein
Title:	Chief Financial Officer and Chief Compliance Officer

ORBIMED PARTNERS MASTER FUND LIMITED By: OrbiMed Capital LLC, solely in its capacity as Investment Advisor

By:	/s/ Geoffrey C. Hsu
Name:	Geoffrey C. Hsu
Title:	Member

THE BIOTECH GROWTH TRUST PLC By: OrbiMed Capital LLC, solely in its capacity as Portfolio Manager

By:	/s/ Geoffrey C. Hsu
Name:	Geoffrey C. Hsu
Title:	Member

[signature page to Registration Rights Agreement]

SCHEDULE 3.3

ADDRESSES FOR NOTICES TO INVESTORS

(a)	Notices to Perceptive Life Sciences Master Funds, Ltd.:

Perceptive Life Sciences Master Funds, Ltd.

51 Astor Place, 10th Floor

New York, NY 10003 Attn: Adam Stone

E-mail: Adam@perspectivelife.com

with a copy (which shall not constitute notice) to:

Tannenbaum Helpern Syracuse Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Attn: David R. Lallouz

Facsimile: 646-390-7005

Email: lallouz@thsh.com

(b)	Notices to venBio Select Fund LLC:

venBio Select Fund LLC

110 Greene Street

Suite 800

New York, NY 10012

Attn: Scott Epstein, CFO and CCO

E-mail: sepstein@venbioselect.com

(c)	Notices to OrbiMed Partners Master Fund Limited or The Biotech Growth Trust PLC:

c/o OrbiMed Capital LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attn: Geoffrey C. Hsu

E-mail:HsuG@OrbiMed.com

with a copy (which shall not constitute notice) to:

c/o OrbiMed Capital LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attn: General Counsel

Email: legal@OrbiMed.com

Exhibit A

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

EXHIBIT B

FORM OF DEED OF ADHERENCE

THIS DEED is made the      day of                  20[    ] by [        ] of [        ] (the “Permitted Transferee”) and is supplemental to the Registration Rights Agreement dated [•], 2019 made among Athenex, Inc. (the “Company”), and certain Investors (such agreement as amended, restated or supplemented from time to time, the “Registration Rights Agreement”).

WITNESSETH as follows:

The Permitted Transferee confirms that it has been provided with a copy of the Registration Rights Agreement and all amendments, restatements and supplements thereto and hereby covenants with each of the parties to the Registration Rights Agreement from time to time to observe, perform and be bound by all the terms and conditions of the Registration Rights Agreement which are capable of applying to the Permitted Transferee to the intent and effect that the Permitted Transferee shall be deemed as and with effect from the date hereof to be a party to the Registration Rights Agreement and to be subject to the obligations thereof.

The address and facsimile number at which notices are to be served on the Permitted Transferee under the Registration Rights Agreement and the person for whose attention notices are to be addressed are as follows:

[to insert contact details]

Words and expressions defined in the Registration Rights Agreement shall have the same meaning in this Deed. This Deed shall be governed by and construed in accordance with the laws of the State of New York.

This Deed shall take effect as a deed poll for the benefit of the Company, the Investors (as defined in the Registration Rights Agreement), and any other parties to the Registration Rights Agreement.

IN WITNESS whereof the Permitted Transferee has executed this Deed the day and year first above written.

THE COMMON SEAL of [    ].

was hereunto affixed                 )

in the presence of:                     )

(Director)

(Director/Secretary)